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                                                                EXHIBIT 10.52



                           Sixth Memorandum Agreement


        This Sixth Memorandum Agreement is made between American Dental Technologies, Inc. ("ADT"), a Delaware Corporation, and Denics Co., Ltd. ("DENICS"), a Japanese Corporation (formerly referred to as Dental Innovate Corporation).


                                    RECITALS

        WHEREAS, ADT and DENICS entered into a Memorandum Agreement on June 10, 1993 (the "Memorandum Agreement"), as amended by an Amendment Agreement dated August 16, 1993 with respect to, inter alia, the granting of license by ADT to DENICS for the manufacture and sale of the KCP 2000 and the formation of a joint venture;

        WHEREAS, ADT and DENICS entered into a Supplemental Agreement on July 27, 1993, as amended by a Letter Agreement dated July 27, 1993, and the Amendment Agreement with respect to, inter alia, the granting of a license by ADT to DENICS for the manufacture and sale of the dLase 300, 400 and 800 and for the PulseMaster 300, 600 and 1000;

        WHEREAS, ADT and DENICS entered into a Letter Agreement in February 1994 with respect to certain purchases of PulseMasters, a loan by DENICS to ADT, and other matters;
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        WHEREAS, ADT and DENICS entered into a Second Memorandum Agreement dated February 24, 1995 with respect to certain purchases of products and other matters;

        WHEREAS, ADT and DENICS entered into a Third Memorandum Agreement dated February 23, 1996 with respect to certain purchases of products and other matters;

        WHEREAS, ADT and DENICS entered into a Joint Venture Agreement dated October 31, 1996 with respect to a joint operation in the Pacific Rim Territories;

        WHEREAS, ADT and DENICS entered into a Fourth Memorandum Agreement dated October 31, 1996 with respect to the manufacture, distribution and marketing of dental products in Japan;

        WHEREAS, ADT and DENICS entered into a Fifth Memorandum Agreement dated June 12, 1997 with respect to operations in the Pacific Rim Territories; and

        WHEREAS, ADT and DENICS wish to cancel the Joint Venture Agreement and Fifth Memorandum Agreement, and provide for the ownership, management and operation of the business in the Pacific Rim Territories by ADT and for the prepayment of the loan from ADT to DENICS;

        NOW, THEREFORE, in consideration of the premises and the covenants, representations, warranties and agreements herein
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contained, and intending to be legally bound hereby, the parties agree as follow:

1.      Definitions

        In this Agreement, the following terms shall have the following meanings.

        a. The "Products" means all dental air abrasive products and all laser products for dental use.

        b.      The "Pacific Rim Territories" means the following countries:


                        China (including Hong Kong)

                        Taiwan

                        Korea (North and South)

                        India

                        Pakistan

                        Australia

                        New Zealand

                        Singapore

                        Thailand

                        Malaysia

                        Indonesia

        c. The "Goodwill" means the goodwill generally defined in the generally accepted accounting principles in the U.S. and Japan.



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2.      Cancellation

        The Joint Venture Agreement and the Fifth Memorandum Agreement are hereby canceled.

3.      Assignment of Goodwill

        DENICS shall assign the Goodwill connected with the marketing of the Products in the Pacific Rim Territories to ADT, and ADT shall be entitled to all the profits from ADT's marketing of the Products in the Pacific Rim Territories. ADT shall have the exclusive right to manufacture, market, distribute, sell and commercialize the Products in the Pacific Rim Territories for a period of 10 years after execution of this Agreement.

4.      Consideration

        In consideration of the Goodwill, ADT will make a payment of $1,000,000 USD to DENICS. Since the joint venture is canceled, the 214,190 share of ADT common stock, Certificate CS3614, ADT previously issued to DENICS for an interest in the joint venture is hereby canceled, and the certificate (or certificate issued for such shares as a result of the reverse split) will be returned to ADT upon payment by ADT hereunder.

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5.      Non-Competition

        DENICS agree that it will not engage in the marketing or sales of the Products in the Pacific Rim Territories for a term of 10 years after execution of this Agreement.

6. Purchase of LE600 Lasers for Remainder of Fiscal Year 1997 and for Fiscal Year 1998

        a. For the remainder of Fiscal Year 1997, DENICS shall purchase from ADT a total of 70 units of LE600. For Fiscal Year 1998, DENICS shall purchase from ADT a total of 120 units of LE600. The price shall be $17,500 USD per unit. Such prices shall be FOB U.S. shipping point.

        b. Commencing September, 1997 and for the remainder of Fiscal Year 1997, DENICS shall purchase a minimum of 10 units of LE600 per month until the total quantity reaches 70 units for Fiscal
                Year 1997.

                Commencing April, 1998 and for Fiscal Year 1998, DENICS shall purchase a minimum of 10 units LE600 per month until the total quantity reached 120 units.

        This Agreement constitutes a purchase order which ADT may ship against. Payment will be due 60 days from date of shipment.

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7.      Prepayment of Loan

        ADT owes DENICS $600,000 plus accrued interest on the loan as set forth in the Letter Agreement in February, 1994. ADT agrees to pay $500,000 and DENICS agrees to accept $500,000 in full payment of all amounts due on the loan.

8.      Acceptance and Payment

        This Agreement will be enforceable upon DENICS execution and faxing a copy to ADT at 248-353-0663. ADT may rely upon the faxed copy. Upon receipt of a faxed copy of this signed agreement, ADT will immediately wire to DENICS $1,500,000 USD as payment under paragraphs 4 and 7 less the amount of any invoices from ADT to DENICS totaling no more than $753,750.

9.      Other Rights

        Except as set forth above, this Sixth Memorandum Agreement does not alter or modify any other rights of DENICS or ADT under the prior agreements which shall be binding on the successors, assigns and affiliates of the parties.

10.     Governing Law; Arbitration

        It is hereby confirmed that Paragraphs 4.1 (Governing Law) and 4.2 (Arbitration) of the Memorandum Agreement apply to this Agreement.

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Executed effective June 23, 1997.



American Dental Technologies, Inc.   Denics Co., Ltd.


By:  /s/ Ben J. Gallant              By: /s/ K. Iwai
     ------------------------            ----------------------
     Ben J. Gallant                       Kengo Iwai
     President & C.E.O.                   President